Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan of Dynavax Technologies Corporation, of our reports dated March 9, 2007, with respect to the consolidated financial statements of Dynavax Technologies Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006, Dynavax Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation filed with the Securities and Exchange Commission.
San Francisco, California
July 31, 2007